                           A.S.V., INC. AND SUBSIDIARY
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                          THREE MONTHS ENDED MARCH 31,


                                                        2002                  2001
                                                   --------------       ---------------
BASIC
  Earnings
    Net earnings (loss)                            $     (365,581)      $       203,970
                                                   ==============       ===============

  Shares
    Weighted average number of common
      shares outstanding                               10,194,663            10,209,997
                                                   ==============       ===============

  Earnings (loss) per common share                 $         (.04)      $           .02
                                                   ==============       ===============

DILUTED
  Earnings
    Net earnings (loss)                            $     (365,581)      $       203,970
                                                   ==============       ===============

  Shares
    Weighted average number of common
      shares outstanding                               10,194,663            10,209,997
    Assuming exercise of options and warrants
      reduced by the number of shares which could
      have been purchased with the proceeds from
      the exercise of such options and warrants                 -               106,372
                                                   --------------       ---------------

    Weighted average number of common and
      common equivalent shares outstanding             10,194,663            10,316,369
                                                   ==============       ===============

  Earnings (loss) per common share                 $         (.04)      $           .02
                                                   ==============       ===============






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